Exhibit 10.23h
EMPLOYMENT AGREEMENT
This Employment Agreement, (the “Agreement”) is made as of the 20th day of February, 2009, between Selective Insurance Company of America, a New Jersey corporation with a principal place of business at 40 Wantage Avenue, Branchville, New Jersey 07890 (the “Company”) and Steven B. Woods, an individual residing at [Address Intentionally Omitted] (the “Executive”).
SECTION 1. DEFINITIONS.
1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Accounting Firm” has the meaning given to such term in Section 3.6(b) hereof.
“Agreement” has the meaning given to such term in the Preamble hereto.
“Board” means the Board of Directors of the Company’s Parent.
“Cause” means any one or more of the following:
(i) the Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony under, or within the meaning of, applicable United States federal or state law;
(ii) the Executive shall have breached in any respect any one or more of the material provisions of this Agreement, including, without limitation, any failure to comply with the Code of Conduct, and, to the extent such breach may be cured, such breach shall have continued for a period of thirty (30) days after written notice by the Company’s Chief Executive Officer to the Executive specifying such breach; or
(iii) the Executive shall have engaged in acts of insubordination, gross negligence or willful misconduct in the performance of the Executive’s duties and obligations to the Company.
For purposes of clauses (ii) and (iii) of this definition of “Cause”, no act, or failure to act, on the part of the Executive shall be considered grounds for “Cause” under such clauses if such act, or such failure to act, was done or omitted to be done based upon authority or express direction given by the Chief Executive Officer or based upon the advice of counsel for the Company.

“Change in Control” means the occurrence of an event of a nature that would be required to be reported by the Company’s Parent in response to Item 5.01 of a Current Report on Form 8-K, as in effect on the date thereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:
(i) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty-five percent (25%) or more of any class of Voting Securities of the Company’s Parent;
(ii) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of Voting Securities of the Company’s Parent, if the Board adopts a resolution that such acquisition constitutes a Change in Control;
(iii) The sale or disposition of more than fifty percent (50%) of the Company’s Parent’s assets on a consolidated basis, as shown in the Company’s Parent’s then most recent audited consolidated balance sheet;
(iv) The reorganization, recapitalization, merger, consolidation or other business combination involving the Company’s Parent the result of which is the ownership by the shareholders of the Company’s Parent of less than eighty percent (80%) of those Voting Securities of the resulting or acquiring Person having the power to vote in the elections of the board of directors of such Person; or
(v) A change in the membership in the Board which, taken in conjunction with any other prior or concurrent changes, results in twenty percent (20%) or more of the Board’s membership being persons not nominated by the Company’s Parent’s management or the Board as set forth in the Company’s Parent’s then most recent proxy statement, excluding changes resulting from substitutions by the Board because of retirement or death of a director or directors, removal of a director or directors by the Board or resignation of a director or directors due to demonstrated disability or incapacity.
(vi) Anything in this definition of Change in Control to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, Voting Securities of the Company’s Parent.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Code of Conduct” has the meaning given to such term in Section 2.3(a) hereof.
“Commencement Date” has the meaning given to such term in Section 2.2 hereof.

“Company” has the meaning given to such term in the Preamble hereto and includes any Person which shall succeed to or assume the obligations of the Company hereunder pursuant to Section 5.6 hereof.
“Company’s Parent” means Selective Insurance Group, Inc., a publicly traded New Jersey corporation with a principal office at 40 Wantage Avenue, Branchville, New Jersey 07890.
“Covered Employee” means a covered employee, within the meaning of Section 162(m)(3) of the Code, of the Company.
“Determination” has the meaning given to such term in Section 3.6(b) hereof.
“Disability” means the Executive’s physical injury or physical or mental illness which causes him to be absent from his duties with the Company on a full-time basis for a continuous period in excess of the greater of: (i) the period of disability constituting permanent disability as specified under the Company’s long-term disability insurance coverage applicable to the Executive at the time of the determination of the existence of a disability (or, if such determination is made after the occurrence of a Change in Control, as specified under the long-term disability insurance coverage applicable to the Executive prior to a Change in Control) or (ii) 180 days, unless within thirty (30) days after a Notice of Termination is thereafter given the Executive shall have returned to the full-time performance of his duties.
“Early Termination” has the meaning given to such term in Section 3.2 hereof.
“Excise Tax” has the meaning given to such term in Section 3.6(a) hereof.
“Executive” has the meaning given to such term in the Preamble hereto.
“Extended Benefit Period” has the meaning given to such term in Section 3.3(c) hereof.
“Good Reason” means the occurrence of any one or more of the following conditions; provided, however, that no such condition shall be deemed to constitute “Good Reason” unless the Executive provides notice of such condition to the Company within ninety (90) days of its initial existence, and the Company shall have failed to remedy the condition within thirty (30) days of its receipt of such notice:
(i) any material diminution in the Executive’s Salary below the annualized rate in effect on the date on which a Change in Control shall have occurred, unless such reduction is implemented for the senior executive staff generally, provided, however that such reduction shall constitute Good Reason even if implemented for senior executive staff generally if such reduction occurs within two years after a Change in Control;
(ii) any material negative change in the aggregate benefits the Executive receives, other than as a result of the normal expiration of any Plan as to other eligible employees in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or unless such change affects all participants of such Plan generally;

(iii) without the Executive’s express prior written consent, a material diminution of the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any material diminution in the Executive’s responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any material negative change in the Executive’s titles or office as in effect immediately prior to a Change in Control, except in connection with the termination of the Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death, or by his termination of his employment other than for Good Reason;
(iv) without the Executive’s express prior written consent, the imposition of a requirement by the Company that the Executive be based at any location in excess of fifty (50) miles from the location of the Executive’s office on the date preceding the date on which a Change in Control shall have occurred;
(v) the failure by the Company’s Parent to obtain from any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets, the agreement of such Person as set forth in the proviso in Section 5.6 hereof; provided that such merger, consolidation or sale constitutes a Change in Control; or
(vi) within two years after a Change in Control shall have occurred, any action or inaction that constitutes a material breach by the Company of any of the terms and conditions of this Agreement.
“Gross-Up Payment” has the meaning given to such term in Section 3.6(a) hereof.
“Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and, (iii) specify the date of termination in accordance with this Agreement (other than for a termination for Cause).
“Overpayments” has the meaning given to such term in Section 3.6(c) hereof.
“Person” means an individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.
“Plans” has the meaning given to such term in Section 2.4(b) hereof.
“Rabbi Trust” has the meaning given to such term in Section 3.4(d) hereof.
“Release” has the meaning given to such term in Section 3.5 hereof.
“Restrictive Covenants” has the meaning given to such term in Section 3.5 hereof.

“Retirement” means a termination of the Executive’s employment by the Company or the Executive (i) at such age as shall be established by the Company’s Board for mandatory or normal retirement of Company executives in general (which age shall be, if the determination of Retirement is made after the occurrence of a Change in Control, the age established by the Company’s Board prior to a Change in Control), which shall not be less than age 65, or (ii) at any other retirement age set by mutual agreement of the Company and the Executive and approved by the Company’s Board.
“Salary” has the meaning given to such term in Section 2.4(a) hereof.
“Section 409A” means Section 409A of the Code and the regulations of the Treasury and other applicable guidance promulgated thereunder.
“Section 409A Tax” has the meaning given to such term in Section 3.7 hereof.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Term” has the meaning given to such term in Section 2.2 hereof.
“Termination Date” means the date of the Executive’s termination of employment with the Company and its affiliates. If the Executive’s employment is to be terminated by the Company for Disability, the Executive’s employment shall terminate thirty (30) days after a Notice of Termination is given; provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period.
“Total Payments” has the meaning given to such term in Section 3.6(a) hereof.
“Triggering Event” has the meaning given to such term in Section 3.4(d) hereof.
“Trustee” has the meaning given to such term in Section 3.4(d) hereof.
“Underpayments” has the meaning given to such term in Section 3.6(c) hereof.
“Voting Securities” means, with respect to a specified Person, any security of such Person that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of such Person would have a right to vote.
1.2. Terms Generally. Unless the context of this Agreement requires otherwise, words importing the singular number shall include the plural and vice versa, and any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.3. Cross-References. Unless otherwise specified, references in this Agreement to any Paragraph or Section are references to such Paragraph or Section of this Agreement.

SECTION 2. EMPLOYMENT AND COMPENSATION. The following terms and conditions will govern the Executive’s employment with the Company throughout the Term.
2.1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth herein.
2.2. Term. The term of employment of the Executive under this Agreement shall commence as of the date hereof (the “Commencement Date”) and, subject to Section 3.1 hereof, shall terminate on the third anniversary of the Commencement Date, and shall automatically be extended for additional one (1) year periods thereafter (any such renewal periods, together with the initial period, being referred to as the “Term”) unless terminated by either party by written notice to the other party.
2.3. Duties. (a) The Executive agrees to serve as Executive Vice President, Human Resources. In such capacity, the Executive shall have the responsibilities and duties customary for such office(s) and such other executive responsibilities and duties as are assigned by the Company’s Chief Executive Officer which are consistent with the Executive’s position(s). The Executive agrees to devote substantially all his business time, attention and services to the business and affairs of the Company and its affiliates and to perform his duties to the best of his ability. At all times during the performance of this Agreement, the Executive will adhere to the Code of Conduct of the Company (the “Code of Conduct”) that has been or may hereafter be established and communicated by the Company to the Executive for the conduct of the position or positions held by the Executive. The Executive may not accept directorships on the board of directors of for-profit corporations without the prior written consent of the Chief Executive Officer of the Company. The Executive may accept directorships on the board of directors of not-for-profit corporations without the Chief Executive Officer’s prior, written consent so long as (a) such directorships do not interfere with Executive’s ability to carry out his responsibilities under this Agreement, and (b) Executive promptly notifies the Chief Executive Officer in writing of the fact that he has accepted such a non-profit directorship.
(b) If the Company or the Executive elects not to renew the Term pursuant to Section 2.2, the Executive shall continue to be employed under this Agreement until the expiration of the then current Term (unless earlier terminated pursuant to Section 3.1 hereof), shall cooperate fully with the Chief Executive Officer and shall perform such duties not inconsistent with the provisions hereof as he shall be assigned by the Chief Executive Officer.
2.4. Compensation.
(a) Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary during the Term at a rate of not less than Three Hundred Twenty-Five Thousand Dollars ($325,000) per year, which may be increased but not decreased unless decreased for the senior executive staff generally (the “Salary”), payable in installments in accordance with the Company’s policy from time to time in effect for payment of salary to executives. The Salary shall be reviewed no less than annually by the Chief Executive Officer and nothing contained herein shall prevent the Board from at any time increasing the Salary or other benefits herein provided to be paid or provided to the Executive or from providing additional or contingent benefits to the Executive as it deems appropriate.

(b) Benefits.
(i) Standard Benefits. During the Term, the Company shall permit the Executive to participate in or receive benefits under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, the Selective Insurance Group, Inc. Cash Incentive Plan, the Selective Insurance Retirement Savings Plan, the Selective Insurance Company of America Deferred Compensation Plan, and any other incentive compensation, stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance plan, relocation plan or policy, or any other plan, program, policy or arrangement of the Company intended to benefit the employees of the Company generally, if any, in accordance with the respective provisions thereof, from time to time in effect (collectively, the “Plans”). The term “Plans” does not include the SERP Benefit described in Section 2.4(b)(iv) below.
(ii) Cash Payment Upon Commencement of Employment. A lump sum payment of One Hundred Fifty Thousand ($150,000) shall, subject to applicable tax withholding, be paid to Executive on January 30, 2009. In the event Executive voluntarily terminates employment with the Company, other than for Good Reason, within twenty-four (24) months of his commencement of employment with the Company, Executive agrees to repay this lump sum payment to the Company, on a prorated basis, based on the above-referenced twenty-four (24) month period.
(iii) Initial Restricted Stock Unit Award. The Company shall arrange to provide Executive, as of January 20, 2009 with a grant of restricted stock units pursuant to the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan and the applicable restricted stock unit award agreement. Such award shall have a three- (3) year vesting period and a monetized value on the grant date of grant of One Hundred Thousand Dollars ($100,000).
(iv) Supplemental Executive Retirement Plan Benefit (“SERP Benefit”). As you are ineligible to participate in the Retirement Income Plan for Selective Insurance Company of America, provided you remain employed with the Company through February 19, 2016, you will become eligible for a retirement benefit under a Supplemental Executive Retirement Plan arrangement (“SERP”) established for you by the Company. Under this SERP your benefit accrual shall be calculated in the same manner benefit accruals are calculated under the Retirement Income Plan for Selective Insurance Company of America, except: (A) as of February 19, 2006 you will be credited with eight (8) years of Benefit Service; and (B) your benefit under the SERP shall not be limited by annual pensionable compensation limits and maximum benefit limits imposed by Section 401(a)(17) and Section 415, respectively of the Code. Any additional Benefit Service following February 19, 2016 shall be credited to match the period of your employment with the Company following February 19, 2016.

Payment of the SERP benefit shall be made in the same form and at the same time as Executive’s benefits under the Selective Insurance Supplemental Pension Plan and to the extent SICA deposits funds into a “grantor” trust, as described in Section 671 et. seq. of the Code (the “Rabbi Trust”) to meet the obligations of the Selective Insurance Supplemental Pension Plan, SICA shall make proportionately corresponding deposits in a sub account in the Rabbi Trust to assist in meeting SICA’s SERP obligation under this Agreement.
The SERP benefit will not be payable through the Retirement Income Plan for Selective Insurance Company of America, or the Selective Insurance Supplemental Pension Plan, but rather, shall be payable through a separate unfunded supplemental pension plan to be established by SICA by virtue of this Agreement.
Upon a Change in Control, the Company shall, as soon as practicable, but in no event later than sixty (60) days following the Change in Control, make an irrevocable contribution to the Executive’s SERP benefit sub-account in the Rabbi Trust, in an amount sufficient to pay, on a pre-tax basis, the SERP benefit to which he would be entitled under this Agreement as of the date of the Change in Control, without regard to whether such benefit was fully vested at such time.
Within sixty (60) days following the end of each calendar year after the occurrence of a Change of Control, the Company shall be required to irrevocably deposit additional cash or other property to the Rabbi Trust in an amount sufficient to pay to the Executive or his beneficiary, taking into account any assets of the Rabbi Trust resulting from prior contributions, on a pre-tax basis and without regard to whether the benefits are fully vested, all accrued benefits payable pursuant to the terms of this Agreement as of the close of such calendar year.
Any dispute which may arise between the Executive and SICA with respect to the construction, interpretation or application of the terms of Section 2.4(b)(iv) relating to the SERP, shall be governed by the Claim and Appeal Procedure contained in the Selective Insurance Supplemental Pension Plan, As Amended and Restated Effective January 1, 2005, which Claim and Appeal Procedure is hereby incorporated by reference into this Agreement.
(v) Automobile Expense. The Company shall pay Executive on January 30, 2009 Sixty One Thousand Six Hundred Sixty-Seven Dollars ($61,667.65) subject to applicable tax withholding to compensate for the loss of the value of the automobile provided to Executive by his previous employer.

(vi) Temporary Housing Expense Reimbursement. Provided Executive remains employed by the Company through the date of each reimbursement payment provided for under this Section 2.4(b)(vi), the Company shall pay Executive per month, for up to twenty-four (24) consecutive months commencing in February, 2009, Fifteen Hundred Dollars ($1,500), subject to applicable tax withholding, as reimbursement for temporary housing in the Sussex County, New Jersey area. Executive shall be required to provide documentation satisfactory to the Company to substantiate the reimbursement expense. If Executive relocates his primary residence prior to the conclusion of this twenty-four (24) month period under the terms of the Company’s Employee Relocation Assistance Program as referenced in 2.4(b)(vii) below, the Company’s obligation to provide the monthly temporary housing expense reimbursement shall terminate, except to the extent Executive remains obligated under a rental lease, in which case, Executive will remain eligible for the monthly reimbursement for up to the full twenty-four (24) month period.
(vii) Relocation Assistance. Provided: (i) Executive remains employed by the Company, and (ii) prior to January 20, 2012 Executive initiates the sale of his Center Valley, PA residence pursuant to Company’s Employee Relocation Assistance Program (“Relocation Program”), Executive will be eligible for full participation in the Relocation Program, on terms no less favorable than those prevailing under such program on the date Executive commenced employment with the Company. In the event Executive voluntarily terminates employment with the Company, other than for Good Reason, within twenty-four (24) months after final payment is made to Executive under this program, Executive agrees to repay the Company on a prorated basis, based on the period of time Executive remains employed with the Company during such twenty-four (24) month period, all costs and expenses incurred by the Company in connection with Executive’s participation in this program.
(c) Vacations and Reimbursements. During the Term, the Executive shall be entitled to vacation time off and reimbursements for ordinary and necessary travel and entertainment expenses in accordance with the Company’s policies on such matters from time to time in effect.
(d) Perquisites. During the Term, the Company shall provide the Executive with suitable offices, secretarial and other services, and other perquisites to which other executives of the Company generally are (or become) entitled, to the extent as are suitable to the character of the Executive’s position with the Company, subject to such specific limits on such perquisites as may from time to time be imposed by the Company’s Board and the Chief Executive Officer.
(e) Taxable Reimbursements and Perquisites. Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind perquisites or other benefits to the Executive, as specified under this Agreement, shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

SECTION 3. TERMINATION AND SEVERANCE.
3.1. Termination. The Executive’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Term, except that the employment of the Executive hereunder shall earlier terminate:
(a) Death. Upon the Executive’s death.
(b) Disability. At the option of the Company, upon the Disability of the Executive.
(c) For Cause. At the option of the Company, for Cause.
(d) Resignation. At any time at the option of the Executive, by resignation (other than a resignation for Good Reason).
(e) Without Cause. At any time at the option of the Company, without Cause; provided, that a termination of the Executive’s employment hereunder by the Company based on Retirement, death, or Disability shall not be deemed to be a termination without Cause.
(f) Relocation. At the option of the Executive at any time prior to a Change in Control and within two years of the Company first imposing a requirement without the consent of the Executive that the Executive be based at a location in excess of fifty (50) miles from the location of the Executive’s office on the Commencement Date.
(g) For Good Reason. At any time at the option of the Executive within two (2) years following the occurrence of a Change in Control, for Good Reason.
3.2. Procedure For Termination. Any termination of the Executive’s employment by the Company or by the Executive prior to the expiration of the Term (an “Early Termination”) shall be communicated by delivery of a Notice of Termination to the other party hereto given in accordance with Section 5.13 hereof. Any Early Termination shall become effective as of the applicable Termination Date.
3.3. Rights and Remedies on Termination. The Executive will be entitled to receive the payments and benefits specified below if there is an Early Termination.
(a) Accrued Salary. If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall only be entitled to receive his accrued and unpaid Salary through the Termination Date.

(b) Severance Payments.
(i) If the Executive’s employment is terminated pursuant to Paragraphs (a) or (b) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount equal to the average of the three most recent annual cash incentive payments (each an “ACIP”), or such lesser number of ACIPs for which Executive was eligibile, if less than three, made to the Executive; provided that any such severance payment shall be reduced by the amount of payments the Executive receives under any life or disability insurance policies with respect to which the premiums were paid by the Company.
(ii) If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount equal to the average of the three most recent ACIP payments, or such lesser number of ACIPs for which Executive was eligibile, if less than three made to the Executive.
(iii) The severance payment required to be paid by the Company to the Executive pursuant to Paragraph (b)(i) or (b)(ii) above, shall, subject to Section 3.7, be paid in equal monthly installments over the twelve (12) month period following the Termination Date.
Notwithstanding the foregoing, the Executive shall not be entitled to any ACIP for the year in which the Termination Date occurs.
(c) Severance Benefits.
(i) If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive the benefits which the Executive has accrued or earned or which have become payable under the Plans as of the Termination Date, but which have not yet been paid to the Executive. Payment of any such benefits shall be made in accordance with the terms of such Plans.
(ii) If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Company shall, subject to Section 3.7, maintain in full force and effect for the continued benefit of the Executive and his dependents for a period terminating on the earlier of (A) eighteen (18) months following the applicable Termination Date, or (B) the commencement date of equivalent benefits from a new employer, (any such period being referred to as the applicable “Extended Benefit Period”) all insured and self-insured medical, dental, vision, disability and life insurance employee benefit Plans in which the Executive was entitled to participate immediately prior to the Termination Date; provided that the Executive’s continued participation is not barred under the general terms and provisions of such Plans. Notwithstanding the foregoing, the Executive shall continue to participate in such Plans during the Extended Benefit Period only to the extent that such Plans remain in effect for other executives of the Company from time to time during the Extended Benefit Period and subject to the terms of such Plans, including any modifications and amendments thereto following the Termination Date. In the event that the Executive’s participation in any such Plan is barred by its terms, the

Company shall arrange, at its sole cost and expense, to have issued for the benefit of the Executive and his dependents during the Extended Benefit Period individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Paragraph (c)(ii). Executive shall be responsible for making any required contributions to the cost of such coverage, on an after-tax basis, at the rate which Executive was obligated to pay immediately prior to the Termination Date. If, at the end of the applicable Extended Benefit Period, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange to enable the Executive to convert his and his dependents’ coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions upon termination of employment. In no event shall the Company’s obligation to provide disability benefits hereunder be reduced as a result of any individual disability policy purchased by the Executive.
Any portion of the continued or replacement welfare benefits coverage provided for under this Section 3.3(c)(ii) which constitutes deferred compensation subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year (except with respect to annual, lifetime or similar limits under arrangements providing for the reimbursement of medical expenses under Section 105(b) of the Code); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d) Rights Under Plans. If the Executive’s employment is terminated pursuant to Paragraphs (a), (b), (e), or (f) in Section 3.1 hereof, the Executive shall be entitled to the benefits of any stock options, stock appreciation rights, restricted stock grants, stock bonuses or other benefits theretofore granted by the Company or the Company’s Parent to the Executive under any Plan, whether or not provided for in any agreement with the Company or the Company’s Parent; provided, however, that (i) all unvested stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives and similar benefits shall be deemed to be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or the Company’s Parent or any Plan; (ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by its terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earlier of (A) the later to occur of the fifteenth day of the third month following the date at which, or the December 31 of the calendar year in which, any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits would otherwise have expired if not extended, or (B) the original expiration date had the Executive’s employment not so terminated; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.

(e) No Double Dipping.
(i) The severance payments and severance benefits the Executive may be entitled to receive pursuant to this Section 3.3 shall be in lieu of any of the payments and benefits the Executive may be entitled to receive pursuant to any other agreement, plan or arrangement providing for the payment of severance payments or benefits.
(ii) The Executive expressly disclaims any interest he may have in the Selective Insurance Company of America Severance Plan.
3.4. Rights and Remedies on Termination After Change in Control. The Executive will be entitled to receive the severance payments and severance benefits specified below in the event there shall occur a termination of the Executive’s employment pursuant to Paragraph (e) or (g) of Section 3.1 hereof within two (2) years following the occurrence of a Change in Control. The severance payments and benefits the Executive may be entitled to receive pursuant to this Section 3.4 shall be in addition to, and not in lieu of, any of the payments and benefits the Executive may be entitled to receive pursuant to Section 3.3 hereof, unless expressly so stated to be in lieu of such benefits and/or payments.
(a) Severance Payments. The Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (i) 2; and (ii) the greater of:
(1) the sum of the Executive’s Salary plus the Executive’s target ACIP in effect as of the Termination Date, or
(2) the sum of the Executive’s Salary in effect as of the Termination Date plus the Executive’s average ACIP for the three calendar years, or such lesser number of ACIPs for which Executive was eligible if less than three, prior to the calendar year in which the Termination Date occurs.
Notwithstanding the foregoing, the Executive shall not be entitled to any ACIP for the year in which the Termination Date occurs.

Such payment shall be made, subject to Section 3.7, sixty (60) business days following the Termination Date. provided that the Executive has executed and delivered a Release pursuant to Section 3.5 hereof and such Release has become effective and irrevocable; and further provided that, if and to the extent any portion of the payments under this Section 3.4 constitutes deferred compensation subject to Section 409A, then, unless the Change in Control qualifies as a change in the ownership of the Company’s Parent a change in effective control of the Company’s Parent, or a change in the ownership of a substantial portion of the assets of the Company’s Parent, as described in Treasury Regulations Section 1.409A-3(i)(5), such portion of the payments shall be paid at the times specified in Section 3.3(b)(iii) of the Employment Agreement for payment of such portion.. The severance payment required to be paid by the Company to the Executive pursuant to this Section 3.4(a) shall be in lieu of, and not in addition to, any other severance payments which otherwise may have been required to be paid by the Company to the Executive.
(b) Severance Benefits. Subject to Section 3.7, the Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for a period terminating on the earlier of: (i) twenty-four (24) months after the Termination Date or (ii) the commencement date of equivalent benefits from a new employer (the “CIC Extended Benefit Period”), all insured and self insured medical, dental, vision, disability and life insurance employee welfare benefit plans in which the Executive was entitled to participate immediately prior to the Termination Date; provided that the Executive’s continued participation is not barred under the general terms and provisions of such Plans. Notwithstanding the foregoing, the Executive shall continue to participate in such Plans during the CIC Extended Benefit Period only to the extent that such Plans remain in effect for other executives of the Company from time to time during the CIC Extended Benefit Period and subject to the terms of such Plans, including any modifications and amendments thereto following the Termination Date. In the event that the Executive’s participation in any such Plan is barred by its terms, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of the Executive and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Paragraph (b). Executive shall be responsible for making any required contributions to the cost of such coverage, on an after-tax basis, at the rate which Executive was obligated to pay immediately prior to the Termination Date. If, at the end of the applicable CIC Extended Benefit Period, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange to enable the Executive to convert his and his dependents’ coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions upon termination of employment. The severance benefits required to be provided by the Company to the Executive pursuant to this Paragraph (b) shall be in lieu of, and not in addition to, any severance benefits required to be provided to the Executive pursuant to Section 3.3(c)(ii) hereof. In no event shall the Company’s obligation to provide disability benefits hereunder be reduced as a result of any individual disability policy purchased by the Executive. Any portion of the continued or replacement welfare benefits coverage provided for under this Section 3.4(b) which constitutes deferred compensation subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year (except with respect to annual, lifetime or similar limits under arrangements providing for the reimbursement of medical expenses under Section 105(b) of the Code); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) Rights Under Plans. The Executive shall be entitled to the benefits of any stock options, stock appreciation rights, restricted stock grants, stock bonuses or other benefits theretofore granted by the Company or the Company’s Parent to the Executive under any Plan, whether or not provided for in any agreement with the Company or the Company’s Parent; provided, however, that (i) all unvested stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives and similar benefits shall be deemed to be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or the Company’s Parent or any Plan; (ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by its terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earlier of (A) the later to occur of the fifteenth day of the third month following the date at which, or the December 31 of the calendar year in which, any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits would otherwise have expired if not extended or (B) the original expiration date had the Executive’s employment not so terminated; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(d) Rabbi Trust. The Company shall maintain a trust intended to be a grantor trust within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Code (the “Rabbi Trust”). Coincident with the occurrence of a Change in Control, the Company shall promptly deliver to a bank as trustee of the Rabbi Trust (the “Trustee”), an amount of cash or certificates of deposit, treasury bills or irrevocable letters of credit adequate to fully fund the payment obligations of the Company under this Section 3.4. The Company and Trustee shall enter into a trust agreement that shall provide that barring the insolvency of the Company, amounts payable to the Executive under this Section 3.4 (subject to Section 3.7) shall be paid by the Trustee to the Executive five (5) days after written demand therefor by the Executive to the Trustee, with a copy to the Company, certifying that such amounts are due and payable under this Section 3.4 because the Executive’s employment has been terminated pursuant to Paragraph (e) or (g) in Section 3.1 hereof at a time which is within two (2) years following the occurrence of a Change in Control (a “Triggering Event”). Such trust agreement shall also provide that if the Company shall, prior to payment by the Trustee, object in writing to the Trustee, with a copy to the Executive, as to the payment of any amounts demanded by the Executive under this Section 3.4, certifying that such amounts are not due and payable to the Executive because a Triggering Event has not occurred, such dispute shall be resolved by binding arbitration as set forth in Section 5.8 hereof.

3.5. Conditions to Severance Payments and Benefits.
(a) The Executive’s right to receive the severance payments and benefits pursuant to Sections 3.3 and 3.4 hereof is expressly conditioned upon (a) receipt by the Company of a written release (a “Release”) executed by the Executive in the form of Exhibit A hereto, and the expiration of the revocation period described therein without such Release having been revoked, and (b) the compliance by the Executive with the covenants, terms or provisions of Sections 4.1 and 4.2 hereof (the “Restrictive Covenants”). If the Executive shall fail to deliver a Release in accordance with the terms of this Section 3.5 or shall breach any of the Restrictive Covenants, the Company’s obligation to make the severance payments and to provide the severance benefits pursuant to Sections 3.3 and 3.4 and the SERP Benefit pursuant to Section 2.4(b)(ii) hereof shall immediately and irrevocably terminate.
(b) Except where the Executive’s employment is terminated pursuant to Section 3.1(a) or (b), during any calendar year in which the Executive is a Covered Employee, if any stock-based awards of the Executive are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, then the Executive’s entitlement, if any, to accelerated vesting of his stock-based awards pursuant to Section 3.3 or 3.4 of this Agreement shall apply only to the accelerated lapse of any service requirement, and the Executive shall be entitled to such stock-based awards, or to the vesting thereof, only if and to the extent that the applicable performance criteria applicable to such awards are satisfied.
3.6. Tax Effect of Payments.
(a) Gross-Up Payment. In the event that it is determined that any payment, distribution or other benefit of any type to or for the Executive’s benefit made by the Company, by any of its affiliates, by any Person who acquires ownership or effective control of the Company’s Parent or ownership of a substantial portion of the Company’s Parent’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such Person, whether paid or payable or distributed or distributable or otherwise made available pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including any Excise Tax, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

(b) Determination by Accountant. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section (collectively, the “Determination”), shall be made by an independent accounting firm acceptable to each of the parties hereto, or, if no firm is acceptable to both parties hereto, each of the Executive and the Company shall select an accounting firm acceptable to it, and such accounting firms shall together designate an independent accounting firm, provided, however, that any accounting firm so designated shall not have been previously retained by either party for a period of a least two (2) years subsequent to the applicable Termination Date. Any independent accounting firm selected by the Executive and the Company or designated pursuant to this Paragraph (b) shall be referred to herein as the “Accounting Firm”. Subject to Section 3.6(c) and Section 3.7, if a Gross-Up Payment is determined to be payable, it shall be paid by the Company to the Executive within five (5) days after such Determination is delivered to the Company, but in no event later than the end of the Executive’s taxable year next following the taxable year in which he remits the related taxes to the applicable taxing authority.. Subject to Section 3.6(c), any Determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. All of the costs and expenses of the Accounting Firm shall be borne by the Company.
(c) Underpayments and Overpayments. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayments”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the Executive’s benefit. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Executive has retained or has received as a refund or has received the benefit of from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section, which is to make the Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive’s repaying to the Company an amount which is less than the Overpayment. Anything herein to the contrary notwithstanding, in the event of a final determination as to the liability for the Excise Tax applicable to the Total Payments such determination shall be the basis for determining whether there have been Underpayments or Overpayments pursuant to this Section 3.6. For this purpose, a final determination shall mean a final agreement reached with the Internal Revenue Service or a final determination by a court with jurisdiction from which there is no appeal, in either case, concluded in accordance with the provisions of this Paragraph (c).

3.7. Section 409A Tax. Notwithstanding anything herein to the contrary, to the extent any payment or provision of benefits under this Agreement upon the Executive’s “separation from service” is subject to Section 409A of the Code, no such payment shall be made, and Executive shall be responsible for the full cost of such benefits, for six (6) months following the Executive’s “separation from service” if the Executive is a “specified employee” of the Company on the date of such separation from service. On the expiration of such six (6) month period, any payments delayed, and an amount sufficient to reimburse the Executive for the cost of benefits met by the Executive, during such period shall be aggregated (the “Make-Up Amount”) and paid in full to the Executive, and any succeeding payments and benefits shall continue as scheduled hereunder. The Company shall credit the Make-Up Amount with interest at no less than the interest rate it pays for short-term borrowed funds, such interest to accrue from the date on which payments would have been made, or benefits would have been provided, by the Company to the Executive absent the six month delay. The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A and the regulations and rulings issued thereunder. Furthermore, the Company shall not be required to make, and the Executive shall not be required to receive, any severance or other payment or benefit under Sections 3.3, 3.4 or 3.6 hereof if the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to the Executive arising under Section 409A of the Code (a “Section 409A Tax”). For purposes of Section 409A, any right to a series of installment payments or provision of benefits in installments under Sections 3.3 and 3.4 of this Agreement shall be treated as a right to a series of separate payments. For purposes of Section 409A, any reference in this Agreement to the Executive’s “termination of employment” or words of similar import shall mean the Executive’s “separation from service” from the Company, and the Executive’s Termination Date shall mean the date of his “separation from service” from the Company.
SECTION 4. RESTRICTIVE COVENANTS.
4.1. Confidentiality. The Executive agrees that he will not, either during the Term or at any time after the expiration or termination of the Term, disclose to any other Person any confidential or proprietary information of the Company, the Company’s Parent, or their subsidiaries, except for (a) disclosures to directors, officers, key employees, independent accountants and counsel of the Company, the Company’s Parent and their subsidiaries as may be necessary or appropriate in the performance of the Executive’s duties hereunder, (b) disclosures which do not have a material adverse effect on the business or operations of the Company, the Company’s Parent and their subsidiaries, taken as a whole, (c) disclosures which the Executive is required to make by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (d) disclosures with respect to any other litigation, arbitration or mediation involving this Agreement, and (e) disclosures of any such confidential or proprietary information that is, at the time of such disclosure, generally known to and available for use by the public otherwise than by the Executive’s wrongful act or omission. The Executive agrees not to take with him upon leaving the employ of the Company any document or any other information storage medium containing any such confidential information or trade secret of the Company, the Company’s Parent and their subsidiaries, except that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including but limited to, photographs, correspondence, personal diaries, calendars and Rolodexes (so long as such Rolodexes do not contain the Company’s only copy of business contact information), personal files and phone books, (ii) information showing his compensation or relating to his reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

4.2. Non-Solicitation of Employees. The Executive agrees that, except in the course of performing his duties hereunder, he will not, either during the Term and for a period of two (2) years after the expiration or termination of the Term, directly or indirectly, solicit or induce or attempt to solicit or induce or cause any of the employees of the Company, the Company’s Parent or their subsidiaries to leave the employ of the Company, the Company’s Parent or any of their subsidiaries.
SECTION 5. MISCELLANEOUS PROVISIONS.
5.1. No Mitigation; Offsets. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by the Executive from employment or otherwise shall in any way reduce or offset any payments due to the Executive hereunder. Assuming a payment or otherwise is due Executive under this Agreement, the Company may offset against any amount due Executive under this Agreement only those amounts due Company in respect of any undisputed, liquidated obligation of Executive to the Company.
5.2. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of New Jersey, without regard to principles of conflicts of law.
5.3. Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company, the Company’s Parent, or their subsidiaries as a result of a breach of the provisions of Sections 4.1 and 4.2 hereof would be irreparable and that an award of monetary damages to the Company, the Company’s Parent, or their subsidiaries for such a breach would be an inadequate remedy. Consequently, the Company, the Company’s Parent, or their subsidiaries will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company, the Company’s Parent, or their subsidiaries will not be obligated to post bond or other security in seeking such relief. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of New Jersey for the purpose of injunctive relief.
5.4. Representations and Warranties by Executive. The Executive represents and warrants to the best of his knowledge that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator or governmental agency applicable to the Executive or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

5.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
5.6. Assignment. No right or benefit under this Agreement shall be assigned, transferred, pledged or encumbered (a) by the Executive except by a beneficiary designation made by will or the laws of descent and distribution or (b) by the Company except that the Company may assign this Agreement and all of its rights hereunder to any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; provided that such Person shall, by agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such merger, consolidation or sale had taken place. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company, the Company’s Parent and each of their successors and assigns, and the Executive, his heirs, legal representatives and any beneficiary or beneficiaries designated hereunder.
5.7. Entire Agreement; Amendments. This Agreement contains the entire agreement between the Company (and the Company’s Parent) and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Company (and the Company’s Parent) and Executive with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
5.8. Arbitration. Any dispute which may arise between the Executive and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement, except as set forth in Section 2.4(b)(iii) of this Agreement relating to the SERP, will be submitted to final and binding arbitration by three (3) arbitrators in Newark, New Jersey, under the expedited rules of the American Arbitration Association then obtaining. One such arbitrator shall be selected by each of the Company and the Executive, and the two arbitrators so selected shall select the third arbitrator. Selection of all three arbitrators shall be made within thirty (30) days after the date the dispute arose. The written decision of the arbitrators shall be rendered within ninety (90) days after selection of the third arbitrator. The decision of the arbitrators shall be final and binding on the Company and the Executive and may be entered by either party in any New Jersey federal or state court having jurisdiction.

5.9. Legal Costs. The Company shall pay any reasonable attorney’s fees and costs incurred by the Executive in connection with any dispute regarding this Agreement so long as Executive’s claim(s) or defense(s) in such action are asserted in the good faith belief that they are not frivolous. The Company shall pay any such fees and costs promptly following its receipt of written requests therefor, which requests shall be made no more frequently than once per calendar month. The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code, including, without limitation, the reasonable costs and expenses of any counsel selected by the Executive to represent him in connection with such a matter. The Company shall pay any such legal costs and expenses that are incurred due to a tax audit or litigation by the end of the calendar year following the year in which the taxes that are the subject of the audit or litigation are remitted to the applicable taxing authority, or, where as a result of such audit or litigation no taxes are remitted, by the end of the calendar year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
5.10. Severability. In the case that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
5.11. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed via facsimile.
5.12. Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.
5.13. Notices. (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:
If to the Company, to:
Selective Insurance Company of America
40 Wantage Avenue
Branchville, New Jersey 07890
Attn: Chief Executive Officer
Fax: (973) 948-0282
If to the Executive, to:
Steven B. Woods
[Address Intentionally Omitted]

(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in Paragraph (a) of this Section 5.13, (i) if delivered personally against proper receipt shall be effective upon delivery, (ii) if sent by facsimile transmission (with evidence supplied by the sender of the facsimile’s receipt at a facsimile number designated for receipt by the other party hereunder, which other party shall be obligated to provide such a facsimile number) shall be effective upon dispatch, and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses and/or facsimile numbers for the purpose of notices to that party by a similar notice specifying a new address and/or facsimile number, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 5.13.
5.14. Withholding. All amounts payable by the Company to the Executive hereunder (including, but not limited to, the Salary or any amounts payable pursuant to Sections 3.3 and/or 3.4 hereof) shall be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.
IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the Commencement Date.

SELECTIVE INSURANCE COMPANY OF AMERICA

By:	/s/ Gregory E. Murphy

Gregory E. Murphy
Its Chairman, President and Chief Executive Officer

EXECUTIVE:

/s/ Steven B. Woods

Steven B. Woods

EXHIBIT A
FORM OF RELEASE
Reference is hereby made to the Employment Agreement, dated as of                     , 200          (the “Employment Agreement”), by and between                      (the “Executive”) and Selective Insurance Company of America, a New Jersey corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
Pursuant to the terms of the Employment Agreement and in consideration of the payments to be made to the Executive by the Company, which Executive acknowledges are in excess of what Executive would otherwise be entitled to receive, the Executive hereby releases and forever discharges and holds the Company, the Company’s Parent and their subsidiaries (collectively, the “Company Parties” and each a “Company Party”), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, successors and assigns and insurers of each Company Party, and any legal and personal representatives of each of the foregoing, harmless from all claims or suits, of any nature whatsoever (whether known or unknown), past, present or future, including those arising from the law, being directly or indirectly related to the Executive’s employment by or the termination of such employment by any Company Party, including, without limiting the foregoing, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay for the Executive’s service as an officer or director to any Company Party through the date hereof. The Executive also hereby agrees not to file a lawsuit asserting any such claims. This release (this “Release”) includes, but is not limited to, claims growing out of any legal restriction on any Company Party’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of New Jersey against discrimination, or any other federal or state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion, national origin, and sexual orientation, or any other federal, state or local employment law, regulation or other requirement) which arose before the date this Release is signed, excepting only claims in the nature of workers’ compensation, claims for vested benefits, and claims to enforce this agreement. The Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with counsel before executing it, that he may take up to [twenty-one (21)]1 [forty-five (45)]2 days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of revocation to the Company at its offices within seven (7) days after executing it. If Executive executes this Release and does not subsequently revoke the release within seven (7) days after executing it, then this Release shall take effect as a legally binding agreement between Executive and the Company.

If Executive does not deliver to the Company an original signed copy of this Release by                     , or if Executive signs and revokes this Release within seven (7) days as set forth above, the Company will assume that Executive rejects the Release and Executive will not receive the payments referred to herein.
The Executive acknowledges that there is a risk that after signing this Release he may discover losses or claims that are released under this Release, but that are presently unknown to him. The Executive assumes this risk and understands that this Release shall apply to any such losses and claims.
The Executive understands that this Release includes a full and final release covering all known and unknown, injuries, debts, claims or damages which have arisen or may have arisen from Executive’s employment by or the termination of such employment by any Company Party. The Executive acknowledges that by accepting the benefits and payments set forth in the Employment Agreement, he assumes and waives the risks that the facts and the law may be other than as he believes.
Notwithstanding the foregoing, this Release does not release, and the Executive continues to be entitled to, (i) any rights to exculpation or indemnification that the Executive has under contract or law with respect to his service as an officer or director of any Company Party and (ii) receive the payments to be made to him by the Company pursuant to Section 3.3 and/or 3.4 of the Employment Agreement (including any plan, agreement or other arrangement that is referenced in or the subject of the applicable Section), subject to the conditions set forth in Section 3.5 of the Employment Agreement, (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and any Company Party are jointly liable, and (iv) any claim in respect of any insurance policy with any Company Party entered into outside of the employment relationship.
This Release constitutes the release referenced in Section 3.5 of the Employment Agreement.

[1]
Delete brackets and use text enclosed therewith if 45 days is not otherwise required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is so required, delete bracketed text in its entirety.

[2]
Delete brackets and use text enclosed therewith if 45 days is required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is not so required, delete bracketed text in its entirety.

The undersigned Executive, having had the time to reflect, freely accepts and agrees to the above Release. The Executive acknowledges and agrees that no Company Party representative has made any representation to or agreement with the Executive relating to this Release which is not contained in the express terms of this Release. The Executive acknowledges and agrees that the execution and delivery of this Release is based upon the Executive’s independent review of this Release, and the Executive hereby expressly waives any and all claims or defenses by the Executive against the enforcement of this Release which are based upon allegations or representations, projections, estimates, understandings or agreements by any Company Party or any of their representatives or any assumptions by the Executive that are not contained in the express terms of this Release.

EXECUTIVE

Date:

[Attach disclosures required by the Older Workers Benefit Protection Act, if required]